Exhibit 99.1

IO Biotech Announces Exploration of Strategic Alternatives

New York, NY – January 21, 2026: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today announced that the company intends to explore a range of strategic alternatives to maximize stockholder value. Strategic alternatives that may be evaluated include, but are not limited to, a merger, a business combination, a sale of assets or other strategic transaction or a liquidation and dissolution. The company is also evaluating a further reduction-in-force and other efforts to significantly reduce the company’s operating expenses while the company explores a range of strategic alternatives.

No timetable has been established for the completion of this process, and the company does not expect to disclose developments unless and until the Board of Directors has concluded that disclosure is appropriate or required. No agreement providing for any transaction has been reached and there can be no assurances that this process will result in the company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York. For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the nature, timing or outcome of a review of strategic alternatives, and the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations & Corporate Communications

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com